Exhibit 99.1

Atlantic Union Bankshares Corporation Announces $250 million Share Repurchase Program

Richmond, Va., May 5, 2026 – The Board of Directors (the “Board”) of Atlantic Union Bankshares Corporation (the “Company”) has authorized the repurchase of up to $250 million worth of the Company’s common stock through May 5, 2027 (the “Repurchase Program”). Shares of common stock may be purchased under the Repurchase Program periodically in open market transactions or privately negotiated transactions at prevailing market prices, including pursuant to a trading plan in accordance with Rule 10b5-1 and/or Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

The actual means and timing of any purchases, target number of shares and prices or range of prices under the Repurchase Program will be determined by the Company in its discretion and will depend on a number of factors, including the market price of the Company’s common stock, share issuances under Company equity plans, general market and economic conditions, applicable legal and regulatory requirements and other factors. The Repurchase Program may be modified, amended or terminated by the Board of Directors at any time. There is no assurance that the Company will purchase any shares under the Repurchase Program.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (NYSE: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has branches and ATMs located in Virginia, Maryland, North Carolina and Washington, D.C. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; AUB Investments, Inc., which provides investment services; and Atlantic Union Capital Markets, Inc., which provides capital market services.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937